================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[ ]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[X]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

      --------------------------------------------------------------------------
      (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE
            AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW
            IT WAS DETERMINED): NOT APPLICABLE.

      --------------------------------------------------------------------------


77968.0003

      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------

[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (4)       DATE FILED:  NOT APPLICABLE.

      --------------------------------------------------------------------------

TSP HOME

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ABOUT US


Last site update: January 26, 2001 @ 3:40 p.m. C.S.T. Got a question. E-mail us:

Travis Street Partners, LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040

WHAT'S NEW IN THE ICO PROXY FIGHT

On January 26, 2001, we posted a list of FAQs regarding our proxy contest here on our site and also provided links from the ICOC board on Yahoo to our FAQ page. Feel free to send us your questions.

On January 24, 2001, we filed our revised preliminary proxy materials with the SEC, which include a wide variety of supporting data which we believe fully substantiate the claims made in our proxy statement.

On January 23, 2001, we released a letter to ICO's Board of Directors, detailing our concerns with a variety of transactions involving ICO's SEC disclosures and the issuance of voting rights to Dr. Asher O. Pacholder and Ms. Sylvia A. Pacholder. Click here to see the accompanying press release.

On January 19, 2001, we responded to ICO's January 18, 2001 letter to us, which accused TSP of "extortion" for offering to make a fully-financed all-cash offer for ICO stock. Click here for the press release or click here to read the letter.

On January 19, 2001, in accordance with Texas law, we made demand on ICO for a shareholder list. By law, ICO is obligated to respond to our request to produce a shareholder list for our use in proxy solicitation within five business days of receipt of our demand. Click here to see the text of this letter.

                                      *****

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TSP HOME

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ABOUT US


TRAVIS STREET PARTNERS,  LLC                                   910 Travis Street
                                                                      Suite 2150
                                                           Houston,  Texas 77002
                                                                fax 713 759 2040
                                                                tel 713 759 2030
                                                    www.travisstreetpartners.com

January 19 , 2001

VIA COURIER
Secretary, ICO, Inc.
11490 Westheimer
Suite 1000
Houston, Texas 77077
Re: Shareholder Information Demand

Ladies and Gentlemen:

Please be advised that Travis Street Partners, LLC ("TSP") is a shareholder of record of 1,158,300 shares, or at least five per cent (5%) of all the outstanding shares of ICO, Inc. (the "Company"), based upon 22,686,987 Shares outstanding on December 18, 2000, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000. Pursuant to Article 2.44 of the Texas Business Corporation Act ("TBCA"), pursuant to Article 2.27 of the TBCA and pursuant to the common law of the State of Texas, in its capacity as such a shareholder of the Company, TSP hereby demands the right, for each of the purposes stated below, as promptly as practicable and, in any event, no later than the fifth business day after the date of delivery of this letter (i.e. January 24, 2001) to examine, and make extracts from, during the usual business hours of the Company, the books and records of account, minutes and record of shareholders of the Company, including the record of the names and addresses of all the Company's shareholders, in alphabetical order by class of shares showing the number and class of shares held by each contemplated by Section A of Article. 2.44 of the TBCA.

Pursuant to Articles 2.44 and 2.27 of the TBCA and the common law of the State of Texas, TSP is entitled to, and hereby demands, as part of the foregoing demand for examination and extracting, for each of the purposes stated below, the following:

1. A complete record or list of the Company's shareholders, certified by its transfer agent(s) and/or registrar(s), arranged in alphabetical order, showing the name and address of each shareholder and the number of shares registered in the name of each such shareholder, including a breakdown of any holdings in the names of Cede & Co. or other similar nominees, as of the date hereof and updated as of the record date (the "Record Date") for the meeting of shareholders of the Company required to be held within 13 months after the meeting of shareholders held on March 10, 2000 (the "2001 Annual Meeting").

2. A copy of the shareholder record used or to be used by the Company in connection with the solicitation of management proxies for use at the 2001 Annual Meeting, certified by the transfer agent(s) and/or registrar(s) of the Company, compiled as of the Record Date.

3. The listings described in paragraph 1 and paragraph 2 above, organized in each case to show the shareholders in numerical order by declining ownership of shares.

4. All daily transfer sheets now or hereafter in the possession or control of the Company or its transfer agent(s), or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their nominees, showing the changes in the shareholders of the Company from the respective dates of the lists referred to in paragraphs 1 and 2 above through the Record Date.

5. All information and listings now or hereafter in the possession or control of the Company, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or nominees of any central certificate depository system, concerning the number and identity of, and the number of shares held by, the banks, brokers and other financial institutions holding the Company's stock for customer accounts, including a breakdown (in alphabetical order, if available) of any holdings in the name of any depository (e.g., Cede & Co.) or other nominee.

6. All omnibus proxies and related respondent bank listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which now or hereafter are in the Company's possession or control, or which can reasonably be obtained by the Company.

7. A listing of all "stop transfer" instructions relating to Company stock outstanding with the Company's transfer agent as of the respective dates of the lists described in paragraphs 1 and 2 above, and all additions, deletions, changes or corrections made thereto through the Record Date.

8. All information now or hereafter in the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or nominees, including nominees of any central certificate depository system, acquired pursuant to Rule 14b-1(b) and/or Rule 14b-2(b) of the Exchange Act, or otherwise, concerning the names and addresses of, and the number of shares held by, the beneficial owners of the Company's stock whose shares are held of record by brokers, dealers, banks or their nominees, including, but not limited to, any list of non-objecting or consenting beneficial owners (commonly referred to as a "NOBO" or "COBO" list, respectively), each in descending balance order.

9. A list of shareholders of the Company who are participants in any Company employee stock ownership plan, employee stock purchase plan, dividend reinvestment plan or any similar plan in which voting of stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan's participants, showing
           (i) the name and address of each such shareholder, (ii) the number of shares of stock of the Company held by any such plan in the name of each such participant and (iii) the method by which the shareholder or its agents may communicate with such participant.

10. A list of all holders of shares of the Company's stock owning 1,000 or more shares, arranged in descending order.

11. A copy of the Company's bylaws, as in effect on December 8, 2000 and as amended from time to time thereafter, and any rules and regulations of the Company regarding the nomination and election of directors, shareholder proposals and the conduct of the 2001 Annual Meeting.

Each item is requested to be complete and correct as of the date hereof. In addition, TSP demands that modifications, additions and deletions to any and all information referred to in paragraphs 1 through 11 above be furnished to TSP as soon as such modifications, additions and deletions become available to the Company or its agents or representatives. This letter shall also serve as TSP's demand to examine and make extracts from each item set forth above reflecting data as of the Record Date.

We request that the information described in paragraphs 1, 2, 3, 8 and 9 be provided both in hard copy and on magnetic computer tape or diskette with such computer processing data as necessary to make use of such magnetic tape or diskette.

Pursuant to the provisions of Section C of Article 2.44 of the TBCA, TSP hereby appoints Weil, Gotshal & Manges LLP ("WGM"), its partners, counsel, associates, legal assistants and employees and MacKenzie Partners ("MacKenzie") and its partners, officers and employees and any other persons designated by either WGM or MacKenzie, as its attorney, authorized in writing, to conduct the examination and make extracts as aforesaid on behalf of TSP.

The purposes for which TSP intends to effect the examination and make extracts and receive the items demanded in paragraphs 1 through 11 above are as follows:

1.         For the purpose of communicating with the other shareholders of the
           Company: (i) as to whether or not, in their opinion, the present management (i.e., officers and directors) are managing the Company's affairs in a proper manner and (ii) whether shareholders would favor a sale of the Company to the highest bidder at this time; and

2. For the purpose of communicating with the other shareholders of the Company with respect to matters relating to their mutual interests as shareholders, including communicating with such shareholders to solicit their proxies in connection with the Company's 2001 Annual Meeting and more specifically to enable the solicitation of proxies in connection with the election of a slate of nominees supported by TSP for the Board of Directors of the Company.

Please advise Joseph E. Herbert, Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1600, Houston, Texas 77002 (tel.: 713/546-5007; telecopy:
713/224-9511) immediately, of the time and place for the examination and making of extracts referred to above and as to when and where the items demanded in paragraphs 1 through 11 above will be available. We would, of course, be willing to pay a reasonable charge to reimburse you for the cost of producing the above requested information.

Please direct any questions or comments respecting this letter to Joseph E. Herbert, Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1600, Houston, Texas 77002 (tel.: 713/546-5007; telecopy: 713/224-9511).

Very truly yours,

TRAVIS STREET PARTNERS, LLC



By:
    --------------------------------------
    Timothy J. Gollin
    Manager

TSP HOME

PRESS RELEASES

ICO PROXY CONTESTS FAQS

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PROXY MATERIALS

ABOUT US


Last site update: January 26, 2001 @ 3:40 p.m. C.S.T. Got a question. E-mail us:

Travis Street Partners, LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040


PRESS RELEASES

January 23, 2001 press release - TRAVIS STREET PARTNERS LLC ASKS ICO BOARD OF DIRECTORS FOR INDEPENDENT ENQUIRY INTO MANAGEMENT DISCLOSURES AND COMPENSATION

January 22, 2001 press release - ICO REFUSES TO ADDRESS $2.85 ALL-CASH OFFER FROM TRAVIS STREET PARTNERS LLC

January 11, 2001 press release - HUGE PAY INCREASES FOR PACHOLDER FAMILY HIGHLIGHT MEAGER ICO PROFITS

January 10, 2001 Yahoo posting - Travis Street Partners message to the Yahoo message board community

January 4, 2001 press release - Travis Street Partners files preliminary proxy materials with SEC relating to ICO Inc.

January 2, 2001 press release - Travis Street Partners files Schedule 13D with SEC, reveals 5.02% ownership position in ICO Inc.

                                      *****

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TSP HOME

PRESS RELEASES

ICO PROXY CONTESTS FAQS

YAHOO MESSAGE BOARD

SEC FILINGS

PROXY MATERIALS

ABOUT US


Last site update: January 26, 2001 @ 3:40 p.m. C.S.T. Got a question. E-mail us:

Travis Street Partners, LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040


FAQS ABOUT THE ICO PROXY CONTEST

Why don't you offer more ? Is $2.85 your top bid ?

What can shareholders do to push for change at ICO?

What about ICO's book value ? Why is your offer below book?

You guys are all talk and no action. How come you don't just tender for the stock?

I'm an ICO employee and want to vote for your directors, but I'm afraid of the consequences. What do I do ?

Well, if you guys are directors and you also want to buy the company, isn't that a conflict of interest?

How has been the response from other shareholders?

What can the Pacholders do to derail your process?

What are you going to do with the company after you buy it?

What about the voting rights the Pacholders have received over the years?

Are you going to pay the Pacholders their golden parachutes ? What about going after them for anything they might have done?

What other companies are you looking at?

Q.         Why don't you offer more ? Is $2.85 your top bid ?

A. Maybe. That's not much of an answer, we know, but until now, ICO hasn't reacted to the offer we told the ICO Board we were prepared to make. If they said to us, "we're interested, but your price is low", then we could at least have a discussion. All the Pacholders have done is object to our "process", whatever that means. It might mean they object to the "process" of potentially losing their jobs. We certainly can't discuss price when we don't have anyone to talk to.

           We've laid out our valuation methodology in our Yahoo postings. We have said, and we'll say again: if ICO will let us look at their books and show us that there's more value here in ICO than meets the eye, we're certainly willing to consider increasing our bid. The more we know about the company, and assuming we discover nothing adverse, the lower our risks and the more comfortable we can get paying more.

Q.         What can shareholders do to push for change at ICO?

A. Whether or not you are in favor of the company's acceptance of our bid, there are a few basic things you can and should do.

           - First, when we send you proxy materials, vote them in our favor. Don't make use of the company's proxy materials even to vote against the company.

           - Second, write to the directors. A list of director addresses is on our website. Let them know what you think.

           - Third, write to the Pacholders and let them what you think.

           - Fourth, talk to your friends and the media and let them know what you think.

           - Fifth, please send us a copy of whatever you email or mail, if you are comfortable doing so.

           Because we are conducting this proxy contest, the SEC quite reasonably limits what we can say and can do. Individual shareholders who aren't part of our solicitation are not bound by those limits. And hearing the voice of the shareholder is important (or should be important) to the directors and the management alike.

           Remember, if elected, our directors will push for a sale of the whole company at the highest possible price, whether or not TSP offers that price.

Q.         What about ICO's book value ? Why is your offer below book?

A. Our preferred valuation method is to look at cash flow as measured by EBITDA and apply a multiple to value the entire enterprise. Next, subtract liabilities (and other equity), and the balance is what the common stock is worth. EBITDA isn't an asset-based valuation technique. Basically, it says that a lemonade stand is worth some multiple of the profit it brings in, not what it cost to build the stand or to buy the stand from someone else.

           ICO has a lot of goodwill on its books, most of which has been accumulated during its acquisitions of the last several years. We certainly wouldn't say that goodwill is inherently valueless. In ICO's case, however, the company simply doesn't generate a lot of cash flow relative to its total asset base. In FY2000, ICO generated about $35 million of EBITDA on $300 million of assets, or just under 12% gross return on assets. But much of their capital is borrowed at 10-3/8%. The spread between 12% and 10-3/8% is skinny, and that's why they don't make much money.

           In general, it is hard to make a company work if its assets (tangible or intangible) which don't generate cash flow at a rate which is substantially above its cost of capital. Even a bank has a spread between its borrowing rate and its lending rate which is greater than 1-5/8%. ICO's operating results are bad because it has low yielding assets and high yield debt. That's a difficult combination.

Q. You guys are all talk and no action. How come you don't just tender for the stock?

A. Even if we wanted to, the Company's Poison Pill, if it is valid, just makes that too unpleasant. The way the Poison Pill is written, we believe, if we even announce that we intend to commence a tender offer, the Board of Directors could try to invoke the Poison Pill and dilute our 5.11% stake to nothingness.

           Few, if any, in Texas have yet fought one of these things, and we don't want to waste money trying. (That kind of expenditure is for people who have $40 million of other people's money to spend.) We think the practical, sensible solution for us and for shareholders is for us to wait for the shareholders' meeting, get our directors elected, get the Pill retracted and then put the company up for sale to the highest bidder.

Q. I'm an ICO employee and want to vote for your directors, but I'm afraid of the consequences. What do I do ?

A. If you contact us, we will hold your name in confidence to the extent permitted by law. Many employees have contacted us already, asking similar questions. We would like to get your votes but appreciate your concerns. We are currently investigating alternatives that may be available to protect the identify of ICO employees. When we have more information, we expect to make another post.

Q. Well, if you guys are directors and you also want to buy the company, isn't that a conflict of interest?

A. You bet. After all, TSP is here as a buyer. And we want to make money from our involvement with the company. But we have thought long and hard about that. We are concerned not only with acting properly but with ensuring that we create the appearance of acting properly. And, after all, since we have pointed out that the Pacholders have taken benefits from their relationship with the company, we want to be especially careful to act appropriately ourselves.

           Nonetheless, we are running our directors because no one else has. We are not doing it because we are on a crusade. Our motive is to make money from this work. For our proposal to work, however, shareholders have to have a fair deal, too. That's why we stated we were prepared to make a simple, all-cash offer - easy to evaluate, easy to understand.

           If our directors are elected, they will work with the Company's various investment bankers and will motivate them with fees which will reward them for getting the highest price for the company. We also want to be sure that shareholders stay informed in the process.

Q.         How has been the response from other shareholders?

A. SEC rules prohibit us from predicting the results of a solicitation since, among other reasons, shareholders can revoke their proxies at any time. But we think right now we are in a very strong position. It is admittedly premature for us to start doing victory dances, however. Neither we nor the Pacholders have yet started our proxy solicitations, and we don't want to be complacent.

           As to the offer, we told the ICO Board we were prepared to make, it's as we would expect. Many people have had enough and want to get out. Some people think our price isn't high enough. (No one, unfortunately, has yet written us to ask us to pay less.)

           In general, the institutional investors seem to be happy with our price, while individual investors, who may have different methods for assessing value, think the price isn't high enough.

Q.         What can the Pacholders do to derail your process?

A. They have the usual arsenal available to management which wants to crawl in a bunker. Here are some of their options:

           -         They might try to invalidate our director nominations.
                     They've already said in their proxy materials that they've just received a letter from us "purporting" to nominate directors. Sounds to us like a first step to trying to invalidate our letter. That's kind of standard practice, and we may have to sue them to "revalidate". We should win, but we will waste some time and money in the process.

           -         They might try some kind of asset sale or recapitalization.
                     It's going to be hard to get it done in time for the meeting. Even if they can get it done, we still think shareholders will want to have outside directors going forward. After all, unless we had come along, ICO probably wouldn't be doing much of anything right now - business as usual, probably with a few more planned raises for the Pacholders.

Q.         What are you going to do with the company after you buy it?

A. Well, first of all, if we acquire ICO, we're going to operate it as well as we can. A lot of capable people have left ICO over the years. We've talked to many of them in recent weeks, and we have gained the benefits of some of their insights. Developing a good game plan to build value and create a stronger company will take time. Then, as we've said before, if TSP acquires the Company, TSP itself may sell some of the assets acquired. That could be the oilfield services business or even the whole company, depending on our vision of the company's ultimate future once we have a clear understanding of the company's financial position. But it's hard for us to figure out all of our options until we see the company's books.

Q. What about the voting rights the Pacholders have received over the years?

A. We have asked the Board of Directors to retain an independent law firm to investigate the propriety of the Pacholders' receipt of these voting rights over the years and ICO's failure to disclose them as compensation. We assume that the price paid the Willoughbys for their WEDCO stock included a premium which compensated them for their loss of voting rights. That premium wasn't declared as compensation to the Pacholders, but the Pacholders clearly got something of value. There needs to be a day of reckoning to figure out who got what and why, and how the common shareholders benefited from these complex transactions. If our directors are elected, we most certainly intend to bring that about.

Q. Are you going to pay the Pacholders their golden parachutes ? What about going after them for anything they might have done?

A. Other than the voting rights issues, we're not prepared to comment on any of the stories we have heard at this time. However, as we have reiterated, if our director slate is elected, we fully intend to investigate in detail the salaries, benefits, and other direct and indirect compensation paid to the Pacholders. The voting rights received by the Pacholders will certainly come within the scope of our enquiry. And if we find that there has been any impropriety of any kind, we will report back to shareholders and take appropriate action to protect shareholder interests.

Q.         What other companies are you looking at?

A. We appreciate the positive response to our approach. We're not looking at any other companies right now. One ICO at a time is all we can cope with.

                                      *****

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TITLE    FirstName        LastName          JobTitle         Company         Address1              Address2        City
-----    ---------        --------          --------         -------         --------              --------        ----
Dr.      Asher O.         Pacholder         Chairman         ICO Inc.        11490 Westheimer      Suite 1000      Houston

Ms.      Sylvia A.        Pacholder         CEO, President,  ICO Inc.        11490 Westheimer      Suite 1000      Houston
                                            & Director

Ms.      Robin E.         Pacholder         Director         ICO Inc.        11490 Westheimer      Suite 1000      Houston

Mr.      George S.        Sirusas           Director         ICO Inc.        8 Altamont Place                      Flemington

Mr.      William E.       Cornelius         Director         ICO Inc.        11490 Westheimer      Suite 1000      Houston

Mr.      Walter L.        Leib              Director         ICO Inc.        11 Stryker Court                      Bridgewater

Mr.      John F.          Williamson        Director         ICO Inc.        11490 Westheimer      Suite 1000      Houston

Mr.      William J.       Morgan            Director         ICO Inc.        8044 Montgomery Road  Suite 382       Cincinnati

Mr.      James E.         Gibson            Director         ICO Inc.        8044 Montgomery Road  Suite 382       Cincinnati

Mr.      William E.       Willoughby        Director         ICO Inc.        607 U. S. Highway                     Far Hills
                                                                             202


** TABLE CONTINUED **

TITLE    FirstName        LastName        State      PostalCode        HomePhone           WorkPhone
-----    ---------        --------        -----      ----------        ---------           ---------

Dr.      Asher O.         Pacholder       TX         77077                                 281 721 4200

Ms.      Sylvia A.        Pacholder       TX         77077                                 281 721 4200


Ms.      Robin E.         Pacholder       TX         77077                                 281 721 4200

Mr.      George S.        Sirusas         NJ         08822-5932        908 782 1839

Mr.      William E.       Cornelius       TX         77077                                 281 721 4200

Mr.      Walter L.        Leib            NJ         08807-1638        908 526 5809

Mr.      John F.          Williamson      TX         77077                                 281 721 4200

Mr.      William J.       Morgan          OH         45236                                 513 985 3200

Mr.      James E.         Gibson          OH         45236                                 513 985 3200

Mr.      William E.       Willoughby      NJ         07931                                 908 766 0496



TSP HOME

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ICO PROXY CONTESTS FAQS

YAHOO MESSAGE BOARD

SEC FILINGS

PROXY MATERIALS

ABOUT US


Last site update: January 26, 2001 @ 3:40 p.m. C.S.T. Got a question. E-mail us:

Travis Street Partners, LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040



Please bear in mind that other people's comments on the ICOC bulletin board on Yahoo represent the opinions of the writers and do not necessarily reflect our own opinion, nor are we responsible for any postings other than our own.

                          CLICK HERE TO SEE THE TEXT OF
                                  OUR POSTINGS

                                       TO

                            THE ICOC MESSAGE BOARD ON
                                      YAHOO

                                      *****

                         CERTAIN ADDITIONAL INFORMATION


The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TSP HOME

PRESS RELEASES

ICO PROXY CONTESTS FAQS

YAHOO MESSAGE BOARD

SEC FILINGS

PROXY MATERIALS

ABOUT US


Last site update: January 26, 2001 @ 3:40 p.m. C.S.T. Got a question. E-mail us:

Travis Street Partners, LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040



Please bear in mind that other people's comments on bulletin boards, including the comments we have quoted here, represent the opinions of the writers and do not necessarily reflect our own opinion, nor are we responsible for any postings other than our own.

Message 1365: "With results like this how does management ever expect shareholders to vote for their current slate of directors ?".

By law, every public company's proxy statement has to show the performance of the company's public stock against a peer group (management gets to hand-select its peers) and against broad market indices.

As this message points out, ICO's preliminary proxy filings show that ICO common stock is down 52% over the 1995 -2000 reporting period while the oilfield services index is up 246%. Even the dismal specialty chemical sector (in which the Pacholders chose to invest $120 million) is up almost 110%.

In view of the disastrous company performance highlighted in ICO's proxy statement, the Board of Directors did not fire management. The rules are different at ICO. Your Board of Directors decided to punish the Pacholders this year for this appalling performance with a record $600,000+ . . . raise. Here's how:

- Sylvia A. Pacholder's pay increased by $208,000, 50% more than 1999, to $513,000

- Asher O. Pacholder's pay increased by $116,000, 30% more than 1999, to $410,000

- Robin E. Pacholder's pay increased by $70,000, 45%+ more than 1999, to $218,000

- David M. Gerst's pay increased by $68,000, 55%+ more than 1999, and more than double 1998, to $197,000 (he's the son-in-law)

- Tom D. Pacholder's pay increased by $35,000, 40%+ pay increase to $119,000 AND ON TOP OF THESE:

- Sylvia A. Pacholder got 75,000 options at a $1.75 strike price - more than $60,000 of compensation at today's prices

- Asher O. Pacholder got 75,000 options at a $1.75 strike price - more than $60,000 of compensation at today's prices

- Robin E. Pacholder got 25,000 options at a $1.75 strike price - more than $12,000 of compensation at today's prices

- David M. Gerst got 50,000 options at a $1.75 strike price - more than $24,000 of compensation at today's prices

In case you were wondering, just the raises given to the Pacholder family last year are nearly double the Company's earnings. Total Pacholder family compensation exceeds 5x earnings and ballooned to an all-time high of $1.6 million.

Message 1363: "Of course, $39m could buy a lot."

Our reading of the indenture for the Senior Notes indicates that the Pacholders cannot commence a stock buyback for the same reason they cannot pay a dividend - it's prohibited by the terms of the indenture. Before anyone - including the Pacholders or TSP - can do much of anything with ICO assets, we believe the rights of the Senior Notes must be considered. That would mean a redemption, a defeasance, or a waiver of covenants .

Message 1362: "Do you know how much of the outstanding stock could be bought by Travis ?"

Since TSP is not trying to make a quick buck on the stock, then disappear, right now we are not motivated to accumulate a huge position. In fact, for strategic reasons, buying 15% just doesn't make sense.

First of all, the Company's Poison Pill, if it is valid, prevents us from buying more than 14.9%. Second of all, right now, we just don't see any real advantage to TSP in buying more in the open market. Yes, we could buy below our offer price. But that doesn't save us a lot of money, and against that, at least for the moment, we don't want to be marooned with an illiquid 15% ownership position in ICO if the Board continues to refuse to enhance shareholder value.

Finally, because every shareholder we've talked to (other than ICO board members, who have not given us an opinion) agrees that it's time for management change at ICO, right now we don't think there is a compelling reason for us to buy stock to have more votes. More stock means more capital exposure to an indifferent Board. In this stock, more ownership most certainly means a higher risk of loss.

Naturally, TSP is reserving the right to acquire more shares at any point in the future, assuming they are available on the market and the price is attractive. Obviously, we are reviewing our investment strategy on a continuous basis and will continue to take actions appropriate to our business interests as we see fit from time to time.

Message 1360: "I wonder what a thorough analysis of ICO books . . would reveal."

So do we. And we have heard plenty of stories that pique our curiosity. We are keenly interested in a look at the company's books, especially with respect to management compensation issues.

January 9 was my birthday, and one of my birthday presents was the surprise Pacholder disclosure of all of the various voting agreements, dating back to 1995, which they have extracted from the sellers of companies ICO has acquired. Clearly TSP proxy materials flushed this one out: the fact that Asher and Sylvia Pacholder have been awarding themselves personally voting rights on the stock they gave to the sellers of the companies ICO bought. Seemingly by magic, this year, after six years with virtually no disclosure, a paragraph describing each transaction appeared in the preliminary proxy statement. Question: if the Pacholders were just getting the voting rights as officers of ICO, why didn't the company simply issue non-voting stock ? There are clearly tax issues and compensation issues which require further exploration here.

Another question is why the Pacholders have not updated their 13D filings in accordance with federal securities laws to reflect their changing holdings both with respect to disposition of ICO shares by Pacholder Associates and its affiliates and with respect to ownership of the voting rights mentioned above. The total number of voting rights has dropped to 374,873 from 1,395,092, according to the ICO preliminary proxy materials. These changes should have been filed when they occurred, not picked up later in the proxy statement. We believe that the failure to make timely disclosure of their real ownership and control position could well have misled investors in ICO.

Message 1355: "I surmise Travis isn't interested in petrochemicals."

We ARE interested in petrochemicals. (Actually, let's drop the pretense that it's somehow related to oilfield services and just call it what it is - "plastics". ) Properly managed, we think there is more upside in that business than in oilfield services, starting from today. If ICO offers us the oilfield services business, we'd look at that as a compromise. Our interest, first and foremost, is in buying the whole company.

Message 1354: "I guess only the parties at the meeting [between Travis Street and the Pacholders] will know what really happened but I imagine that it did not end up cordially"

Actually, from our point of view, our meeting with the Pacholders was anticlimactic.

After we nominated directors, our lawyer got a call from a well-known (and undoubtedly expensive) New York takeover lawyer, - for whom we, the shareholders, are undoubtedly all paying. He asked us if we'd like to meet with the Pacholders. (They could have called us themselves - we answer our phones.) We agreed, and after bickering about venue (we proposed sandwiches at our office; they rebutted with a suite at the St. Regis Hotel, one of Houston's most expensive; obviously, through our ownership in ICO, we effectively wind up paying for 5.02% of the meeting cost while the Pacholders paid for less than 3%), we sat down. They asked what appeared to be a carefully scripted series of questions, and we replied. They didn't give us any encouragement at all, except to drop a few platitudes about their quest for shareholder value. Chris O'Sullivan and I had the feeling at the end that the meeting was on a list of things their lawyer had told them to do to prepare for a proxy fight. We sure didn't get to much of an exchange of ideas.

Message 1353: The ICO Board of Directors "find[s] fault with the proposed deal `process' rather than finding fault with the price"

We were entertained by Dr. Pacholder's language criticizing our `process' rather than the financial merits of the deal. Someone who really wanted to sell might have picked up the phone and called us to say: "Guys, we're really interested in talking to you, especially since you're offering such a good price compared to market value, but do you think you could give us another week to consider your offer ? " That didn't happen.

We looked at their language and think they were saying the following: "Your price is too good for us to refuse, but we sure don't want to lose our jobs. So we will object to something else in your letter."

ICO still hasn't commented on the financial merits of the proposal.

Message 1350: "I have to believe that VRC or another real oilfield firm will be involved in this fray before long . . "

If ICO had stayed an independent oilfield services business, without the plastics business, we think this would probably be correct.

In our opinion, the problem for most companies looking at ICO as an acquisition is that the two pieces don't fit together, except to help the Pacholders stay entrenched. It would be a tough sell for a CEO at a big oilfield services company to convince his board to buy a $300 million revenues business so he could divest $200 million of the revenues. Likewise, at a plastics company, it would be tough to justify paying 6x EBITDA for an acquisition when your stock is trading at 3.5x EBITDA - it would be non-strategic and dilutive to earnings. A more logical thing for these big guys to do is to wait for TSP to finish the acquisition of ICO and then make us offers for the pieces. We haven't had those discussions, but obviously at some point it would be worth talking to prospective buyers. So that leaves people like us as prospective buyers.

Message 1345: "Current management should at least hire an [investment banker] to get the best possible deal for all holders."

Management has hired an investment banker to `assist' them. The problem is, the assistance provided by a banker is generally linked to the objectives of the management. If management doesn't want to sell, the investment banker will find a way to say so (for a fee). We think that the minority of the board not named Pacholder or employed by someone named Pacholder would be well-advised to hire their own investment banker, and we have voiced that opinion to them.

Message 1343: "In my experience . . proxy fights seldom succeed for the benefit of all shareholders."

We can't speak to all proxy fights, but this one specifically should make sense to all shareholders, with the possible exception of the Pacholders (not as shareholders but as salaried employees). The basic point in our proxy fight is to replace directors, and to keep replacing directors over the next year or so, until we can organize the sale of the company to the highest bidder.

While TSP would consider `going away' if the Company offered to sell us oilfield services at a reasonable price, other than that we are not going anywhere, and the Company's offer would have to be attractive for us to consider it. We prefer to buy the whole company.

Since the stock price went up only after our 13D announcement, we think the increase was the result of our announcement and that it would probably drop substantially if we announced we'd sold our position.

Message 1342: "BTW, does anyone know who the bond holders are?"

In this year's proxy statement, the Pacholders have finally disclosed that their funds own some $4 million of ICO Senior Notes - another disclosure which should have been made long ago, since these are registered securities. An interesting question: when ICO bought in bonds under par last year, were they purchased from a Pacholder-related entity ?

Message 1340: "The risk here remains that management entrenches itself and goes to battle dragging this out for a long time."

Travis Street Partners is interested in acquiring ICO as a company, not in making a small profit on the common stock. It costs money to fight a proxy fight and pay lawyers - money that no other shareholder has yet invested - and we do intend for our investment to be profitable. Thus, we plan to be around for as long as it takes to change the Board of Directors so we can force a sale of the company. To do that we need to get directors elected, unless the existing Board suddenly recognizes that it can best maximize shareholder value by selling the Company to the highest bidder.

With support from some of the existing directors as well as our own nominees, that could happen this year, or it could be stalled until next year. One way or the other, though, we expect to prevail, and we're prepared to stick around.

Having said that, there is no guarantee that we will still be prepared to make an offer at $2.85. If the Company's cash is wasted, or if the Company doesn't meet operating objectives, the value of the Company could drop substantially, and so could our offer. On the other hand, if the Company can convince us that there is more value than we see from looking at the public documents, we'd certainly entertain an increase in our offer.

Message 1332: "Split the company up, sell a division, pay down the debt . . "

We think that letting current ICO management sell a division, as a business strategy, doesn't make a lot of sense for common shareholders for the following reasons:

1. A sale of plastics is unlikely to yield enough cash in today's market to pay down the debt associated with it, so we believe that management would need to refinance the Senior Notes and would likely have to take a huge write-off, maybe more than $100 million. We believe that would decimate the company's book equity, possibly making it insolvent.

2. We believe a sale of oilfield services could result in a big tax bill, because the company's basis in the assets is likely to be relatively low. (We won't know the facts here unless ICO lets us look at their books.) Also we believe that the sale of oilfield services would be bad for shareholders, who would be stuck holding shares in a small plastics company in an out-of-favor industry. We believe institutional shareholders would be very unhappy with this action. True, the company would be largely debt free (and cash free). But we estimate it would generate only about $16 million per year in EBITDA after paying for the Pacholders, $2 million in EBIT (after $12 million in D&A), and thus effectively zero in net profit to common shareholders (after paying taxes and preferred stock dividends). That does not imply a high market value for the common stock. Selling oilfield services might be good for TSP, would save the Pacholders for another few years, but we believe would seriously prejudice shareholder values.

3. A sale of either division would compel current management to carry the same bloated corporate G&A on a much smaller revenue base.

4.         A refinancing of the junk bonds would be very costly.

Even so, we wouldn't be surprised to see ICO try a sale of a single division. That's why we offered to buy the oilfield services business only. If shareholders don't like this option, they can and should make their voices heard to ICO's Board of Directors, who, as fiduciaries, are supposed to represent the best interests of all shareholders.

Message 1331: "The offer will likely be sweetened to make it work."

That depends on a number of factors. Our basic premise is that we want to offer a fair price to acquire the company. If ICO can show us more value than we currently see in the public documents, we're willing to pay more. If ICO stonewalls and delays, then our costs go up, our risks go up, and our price could be reduced.

Here are two quick not-in-depth fundamental valuation methods for getting to a fair price for ICO:

On an asset valuation basis, ICO has $260 million of tangible assets (including cash), minus $160 million in debt, accrued interest, and other liabilities; $32 million in preferred stock, for a net value of $68 million, less golden parachutes and transaction costs of at least $10 million, equals $58 million. That's about $2.57 per share.

On a cash flow basis, if ICO EBITDA for the next 12 months is $20 million from plastics and $25 million from oilfield services, and we apply a 3.5x multiple for plastics and a 6x multiple to oilfield services, then the value of the business is $70 million (plastics) plus $150 million (oilfield), minus $20 million (5x corporate G&A of $4 million) = $200 million of enterprise value.

From this, subtract $160 million in debt, accrued interest, and other liabilities; $32 million in preferred stock, then add back $39 million in cash and subtract golden parachutes and transaction costs of $10 million. The remaining value is $37 million or about $1.64 per share. So our price of $2.85 is nearly a 74% premium to the values outlined above. Our offer reflects the fact that we believe we can create value at ICO post-closing. And while it's certainly true that small cap oilfield service stocks are trading at more than 6x EBITDA, we believe that private transactions of this size are taking place at 6x multiples.

Of course we think we can make money with the business after we buy it and fix it - otherwise we wouldn't be spending time and investing money in the proxy fight.

In our proxy materials we have consistently advocated that the Company should be sold to the highest bidder. We think our offer is high enough so that in an auction we will prevail.

Message 1331: "The offer will likely be sweetened to make it work."

That depends on a number of factors. Our basic premise is that we want to offer a fair price to acquire the company. If ICO can show us more value than we currently see in the public documents, we're willing to pay more. If ICO stonewalls and delays, then our costs go up, our risks go up, and our price could be reduced.

Here are two quick not-in-depth fundamental valuation methods for getting to a fair price for ICO:

On an asset valuation basis, ICO has $260 million of tangible assets (including cash), minus $160 million in debt, accrued interest, and other liabilities; $32 million in preferred stock, for a net value of $68 million, less golden parachutes and transaction costs of at least $10 million, equals $58 million. That's about $2.57 per share.

On a cash flow basis, if ICO EBITDA for the next 12 months is $20 million from plastics and $25 million from oilfield services, and we apply a 3.5x multiple for plastics and a 6x multiple to oilfield services, then the value of the business is $70 million (plastics) plus $150 million (oilfield), minus $20 million (5x corporate G&A of $4 million) = $200 million of enterprise value.

From this, subtract $160 million in debt, accrued interest, and other liabilities; $32 million in preferred stock, then add back $39 million in cash and subtract golden parachutes and transaction costs of $10 million. The remaining value is $37 million or about $1.64 per share. So our price of $2.85 is nearly a 74% premium to the values outlined above. Our offer reflects the fact that we believe we can create value at ICO post-closing. And while it's certainly true that small cap oilfield service stocks are trading at more than 6x EBITDA, we believe that private transactions of this size are taking place at 6x multiples.

In our proxy materials we have consistently advocated that the Company should be sold to the highest bidder. We think our offer is high enough so that in an auction we will prevail.

Message 1327: "How can current shareholders see anything lower than the proposed price ?"

Lots of ways.

Shareholders could see a price lower than the current price if the Pacholders decide to adopt delaying tactics. One such strategy is to announce that ICO has hired an investment banker and is looking for `better offers', then delay and blame the failure to sell the company on `market conditions'. In this case, we think the price will go back to the $1.00 - $1.50 range.

Remember, the company is not a static entity. A year of fighting is going to waste its people's energy and resources and could hurt it in the marketplace. And, fundamentally, on a small, thinly traded stock, most people other than current shareholders simply don't care. If management entrenches and is unwilling to cooperate in realizing shareholder value, we believe that the value of the company will deteriorate, the share price will skid, and the price at which the company is ultimately sold will be lower than our $2.85 offer.

RE: PROXY QUESTIONS

Record date per ICO's preliminary proxy information is 18 January 2001.

The actual vote is at the meeting. We will solicit proxies when we are allowed to by the SEC.

TSP supports the slate of
A. John Knapp
Charles T. McCord, III
James D. Calaway

These three candidates are committed to a sale of the company to the highest bidder, even if the highest bidder is not TSP.

Msg: 1454 of 1454 In an earlier post, we mentioned that the Pacholders paid themselves bonuses in connection with the John Wood Group PLC litigation and the externally-forced sale of the company's interest in Wedtech.

To clarify our posting, the bonuses listed in the Company's proxy statements appear to have been paid to the Pacholders specifically in connection to the resolution of the Wedtech litigation. As we understand the events, Wedtech was previously a 50%-owned subsidiary of Wedco. Subsequent to Wedco's merger with ICO, Wedtech and ICO/Wedco took each other to court. The end result was that

Wedtech's other owners bought out ICO's interest in Wedtech to resolve litigation against ICO.

On settlement of the litigation and the forced sale of their interest in Wedtech, the Pacholders paid themselves bonuses amounting to $400,000. Additional bonuses in excess of $600,000 were paid to other ICO employees. We can only speculate on the distribution of these additional bonuses and how much of this money went to other members of the Pacholder family.

If you look carefully at ICO's financial statements, you'll realize that in FY1998, except for the sale of the company's interest in Wedtech, ICO actually lost money. Without the sale of ICO's interest in Wedtech, we estimate that the loss to the common shareholders would have been about ($3 million), or around ($0.13) per share.

Thus, while Dr. and Mrs. Pacholder were paying themselves $600,000+ in salaries to run a company which was losing money on an operating basis, they opted to pay themselves bonuses on the one-time gain earned through the disposition of assets.

We think that's plain outrageous.

We still say: the Pacholders need to give this money back.

                                     ******

                         CERTAIN ADDITIONAL INFORMATION

THE PARTICIPANTS IN THE PROPOSED SOLICITATION OF PROXIES ("TSP PARTICIPANTS") ARE TSP AND THE FOLLOWING PERSONS WHO ARE, OR HAVE FUNDED CAPITAL CONTRIBUTIONS OF, MEMBERS OF TSP: CHRIS N. O'SULLIVAN, TIMOTHY J. GOLLIN, CHRISTOPHER P. SCULLY, A. JOHN KNAPP, JAMES D. CALAWAY, CHARLES T. MCCORD, III, A JOINT VENTURE BETWEEN MCCORD AND CALAWAY, JOHN V. WHITING, FREEMAN CAPITAL MANAGEMENT LLC, ROBERT WHITING, RANDALL GRACE, R. ALLEN SCHUBERT AND STEPHEN F. MARTIN. IN AGGREGATE, THE TSP PARTICIPANTS BENEFICIALLY OWN 1,158,300 SHARES OF ICO'S COMMON STOCK OR 5.11% OF SUCH SHARES OUTSTANDING (BASED ON ICO'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000). TSP HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) IN CONNECTION WITH A PROPOSED SOLICITATION THAT THE TSP PARTICIPANTS MAY MAKE WITH RESPECT TO SHAREHOLDER PROXIES FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS OF ICO. THE PRELIMINARY PROXY STATEMENT CONTAINS IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE VIEWS AND MEMBERS OF TSP AS WELL AS THE INDIVIDUALS THAT TSP INTENDS TO NOMINATE FOR ELECTION TO THE ICO BOARD OF DIRECTORS. YOU SHOULD READ THE PRELIMINARY PROXY STATEMENT IN ITS ENTIRETY. IT CAN BE OBTAINED AT NO CHARGE ON THE SEC'S WEB SITE AT WWW.SEC.GOV OR BY REQUESTING TIMOTHY GOLLIN VOICE 713 218 7700 - EFAX 810 885 2415


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
TSP HOME

PRESS RELEASES

ICO PROXY CONTESTS FAQS

YAHOO MESSAGE BOARD

SEC FILINGS

PROXY MATERIALS

ABOUT US


Last site update: January 26, 2001 @ 3:40 p.m. C.S.T. Got a question. E-mail us:

Travis Street Partners, LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040



TSP'S SEC FILINGS FOR ICO


================================================================================
 You can search this index. Type the keyword(s) you want to search for:
================================================================================

                            RESULT(S) OF EDGAR SEARCH

================================================================================
For more information about TEXT, HTML, and PDF files, please click here.
================================================================================

Query: 0001130418
Number of matches: 38
                                                                     File Size
Company name              Format   Form Type  Date Filed   (Bytes)

ICO INC                   [text]   PREC14A   (01/24/2001)     157605
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/24/2001)      20191
-------                   ------
                          [html]                                3257
                          ------

ICO INC                   [text]   DFAN14A   (01/24/2001)      10893
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/23/2001)      16682
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/23/2001)      16741
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/22/2001)      14208
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/22/2001)      17828
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   SC 13D/A  (01/22/2001)      28808
-------                   ------
                          [html]                                3508
                          ------
ICO INC                   [text]   DFAN14A   (01/17/2001)       7497
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/16/2001)      57393
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   SC 13D/A  (01/12/2001)      27864
-------                   ------
                          [html]                                3713
                          ------
ICO INC                   [text]   DFAN14A   (01/11/2001)       9782
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/10/2001)       9650
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   PREC14A   (01/05/2001)     114624
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/05/2001)       8586
-------                   ------
                          [html]                                3257
                          ------

ICO INC                   [text]   PREC14A   (01/04/2001)      14364
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/03/2001)      60494
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   DFAN14A   (01/03/2001)       8122
-------                   ------
                          [html]                                3257
                          ------
ICO INC                   [text]   SC 13D    (12/29/2000)      49279
-------                   ------
                          [html]                                4173
                          ------

================================================================================
Generated at 15:21:26 EST on January 29, 2001
================================================================================

TSP HOME

PRESS RELEASES

ICO PROXY CONTESTS FAQS

YAHOO MESSAGE BOARD

SEC FILINGS

PROXY MATERIALS

ABOUT US


PRELIMINARY PROXY MATERIALS

On January 24, 2001, TSP refiled amended preliminary proxy materials relating to its December 8, 2000 letter nominating a slate of three directors to ICO's Board and its January 5, 2001 preliminary proxy materials.

Click here to view TSP's January 24, 2001 preliminary proxy materials.

Please check our website for further information in coming weeks or send us an email so we can let you know when this information is available.

                                      *****

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TSP HOME

PRESS RELEASES

ICO PROXY CONTESTS FAQS

YAHOO MESSAGE BOARD

SEC FILINGS

PROXY MATERIALS

ABOUT US



Last site update: January 26, 2001 @ 3:40 p.m. C.S.T. Got a question. E-mail us:

Travis Street Partners, LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040


ABOUT OUR INVESTMENTS IN ICO INC.

Travis Street Partners, LLC, is a Houston-based company formed by a group of private investors. During the last six months, we acquired a 5.11% interest in ICO Inc. (NASDAQ: ICOC), a $325 million revenues business with major activities in oilfield services and plastic resin processing.

ICO's track record in the last five years, under current management, has been less than stellar. The company has lost approximately 80% of its market value as a result of a similar decrease in tangible net worth per share.

We bought ICO stock for two reasons. First, if ICO is sold, we believe that shareholders can realize a premium on today's market price. Second, we are interested in buying the company ourselves.

On 20 December 2000, we offered to buy ICO's common stock for $2.85 per share, a premium 82% above the stock's closing trade at $1.57 on the prior day and fully 185% higher than its December 5, 2000 low. Management summarily rejected our offer. For more information, please read the public information available on this site. We welcome your comments and thoughts by email at info@travisstreetpartners.com.

Additionally, we have nominated our own slate of directors. If elected, our director nominees intend to press for a sale of ICO Inc. at the highest possible price and the the earliest possible date.

contact:
Timothy J. Gollin,  Manager
Travis Street Partners LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040

                                      *****

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).